For Immediate Release
---------------------

Contact:
Tali Durant
(561) 744-1809
tdurant@semotus.com
-------------------


                     SEMOTUS SOLUTIONS REAFFIRMS COMMITMENT
                             TO MERGE WITH CITYTALK

                BOTH COMPANIES SIGN AMENDMENT TO MERGER AGREEMENT

LOS GATOS, CA - JANUARY 4, 2007 -- Semotus Solutions, Inc. (AMEX:DLK), a software solutions company for enterprise mobility, today announced that it has signed an amendment to its definitive agreement, first announced on November 15, 2006, to merge with CityTalk, Inc. ("CTI"). Privately held CTI, an emerging player in the fast-growing cellular market, was founded by Richard J. Sullivan, former Chairman and CEO of Applied Digital Solutions (Nasdaq:ADSX) and Digital Angel Corporation (AMEX:DOC), and Steve Keaveney, an experienced telecommunications entrepreneur.

The amendment, signed by both companies on January 3, 2007, reaffirms the commitment of the companies to complete their planned merger and extends the timeframe for closing the merger from March 1, 2007, to March 31, 2007. The amendment also extends the time allowed for completing other key contingent events.

Semotus Solutions provides software for the enterprise, wirelessly connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base and over a decade of experience in serving the enterprise market with wireless software and service solutions. Semotus will continue as a division of the combined company and both companies are expected to benefit from joining forces and exploiting the synergies that will result from this merger.

CityTalk recently entered into a definitive agreement to purchase selected wireless infrastructure assets of a U.S. regional flat rate wireless company, which was one of a number of contingent events that must occur prior to closing the merger. CityTalk has appointed Stephens, Inc., a full-service investment banking and brokerage firm headquartered in Little Rock, Arkansas, to help evaluate future alternatives.

The planned merger between Semotus and CityTalk will result in a change of control at Semotus and therefore requires Semotus shareholder approval prior to completion. Details of the acquisition will be made available in a proxy statement to be mailed to Semotus shareholders when completed. Audited financial statements for the businesses being acquired by CityTalk and pro forma financials that combine Semotus' financials with CityTalk and the regional flat rate wireless company mentioned above must also be completed as part of the filing of Semotus' proxy statement with the Securities and Exchange Commission. Preparation of these statements has been a factor in delaying the filing of the proxy statement. Semotus intends to file the proxy statement as soon as possible after the audited financial statements and the pro forma financial statements are completed.

Semotus agreed that CityTalk will complete its $60 million financing simultaneous with the merger. CityTalk expects to have commitments for the financing in place by January 31, 2007.

The January 3rd amendment also provides that the authorized common shares be increased upon the close of the merger from 750,000,000 to 1,500,000,000 to provide authorized stock that is available to the Company to pursue acquisitions that have been identified as part of its growing acquisition pipeline.

Commenting on the signed amendment, Anthony LaPine, Semotus' Chief Executive Officer, stated: "We are firmly committed to concluding our transaction with CityTalk. We believe the strategic reasons for the deal are stronger than ever and we look forward to becoming part of CityTalk's formidable team. We appreciate the positive feedback received by Semotus' stockholders, employees and board of directors, and will work diligently to conclude this transaction under the terms reflected in this recent amendment."

Steve Keaveney, President of CityTalk, stated: "We are very excited about the future prospects for the merged company. We are working with deliberate speed to put all of the closing requirements in place and refining our post-merger business expansion plans. CityTalk's acquisition of wireless infrastructure assets and the financing we're pursuing will add significantly to the capability and strength of the combined company and give us an excellent base for expansion. As reflected in this amendment to the agreement, we are completely committed to successfully concluding this transaction."

ABOUT CITYTALK
CityTalk ("CTI") is a merger vehicle founded by Richard Sullivan, former CEO and Chairman of Applied Digitial Solutions and Digital Angel Corporation and telecom business entrepreneur Steve Keaveney to acquire tower infrastructure and flat rate cellular operations in key markets in the continential US. CTI is in advanced negotiations for the acquisition of a significant tower asset, spectrum and cellular portfolio.

As Chairman and CEO of Applied Digital Solutions, Sullivan executed a technology rollup involving 42 acquisitions, increasing the company's share price from $2.50 to a peak of $18 per share. During Sullivan's decade-long tenure as Chairman and CEO, Applied Digital was one of the highest volume traded stocks on NASDAQ. Sullivan launched and oversaw the strategic development of VeriChip, the world's first human implantable RFID (Radio Frequency Identification) microchip with a wide range of medical information, security, and financial verification applications. Sullivan also served as Chairman and CEO of Digital Angel Corporation (AMEX: DOC). In 1970, he was a founding member of the management team of Manufacturing Data Systems, Inc., which listed at $7.50 per share and was sold to Schlumberger N.V. in 1980 at $65 per share.


ABOUT SEMOTUS SOLUTIONS

Founded in 1993, Semotus Solutions (AMEX:DLK - News) is a provider of software for the mobile enterprise, connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information, please visit the following web sites: www.semotus.com; www.hiplinkwireless.com; www.clickmarks.com; www.xb.com.



                                      # # #

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.